Contact: James G. Fox
Chief Financial Officer
703-478-5830
Email: jfox@fairchild.com

FAIRCHILD REPORTS NET EARNINGS OF $1.9 MILLION FOR THE QUARTER ENDED DECEMBER 31, 2005.

McLean, Virginia (February 9, 2006) — The Fairchild Corporation (NYSE: FA), reported today $1.9 million, or $0.07 per share, of net earnings for the quarter ended December 31, 2005, as compared to a net earnings of $0.9 million, or $0.04 per share, for the quarter ended December 31, 2004. Net earnings included $12.5 million of gains earned from the disposal of discontinued operations in each of the three months ended December 31, 2005, and December 31, 2004, respectively. The Company’s loss from continuing operations was $10.2 million, or $0.41 per share, for the quarter ended December 31, 2004, as compared to a loss from continuing operations of $12.0 million, or $0.48 per share, for the quarter ended December 31, 2004. The loss from continuing operations for the three months ended December 31, 2005, benefited from $4.7 million of proceeds received from the settlement of  litigation, offset partially by $0.6 million of related legal fees.

Overall revenues decreased by $12.9 million, or 20.1%, in the first quarter of fiscal 2006, as compared to the first quarter of fiscal 2005. The first three months of fiscal 2006, included revenues of $34.4 million at the Company’s sports & leisure segment, which was $8.7 million less than the prior period. The difference was due primarily to a decline in business at IFW and $3.0 million from a stronger dollar as compared to the euro in the current period. Revenues decreased by $4.4 million at the Company’s aerospace segment due primarily to the delivery of an unusually large order in the three months ended December 31, 2004. Results for the Company’s quarter ended December 31, 2005 are included in the attached table.

The Company’s sports & leisure business is a seasonal, with historic trends of higher volumes of sales and profits during months from March through September.

About The Fairchild Corporation

The business of Fairchild consists of three segments: sports & leisure, aerospace, and real estate operations. Fairchild’s sports and leisure segment, known as Fairchild Sports, is comprised of Hein Gericke, PoloExpress and Intersport Fashions West. Fairchild Sports designs and sells motorcycle protective apparel, helmets, and a large selection of technical accessories, for motorcyclists. Together, Hein Gericke and PoloExpress operate 232 retail shops in Germany, the United Kingdom, Austria, Belgium, France, Italy, Luxembourg, the Netherlands, and Switzerland. Intersport Fashions West, located in Tustin, California, is a designer and distributor of motorcycle protective apparel, boots and helmets. Fairchild’s aerospace segment is engaged in the aerospace distribution business which stocks and distributes a wide variety of parts to operators and aerospace companies providing aircraft parts and services to customers worldwide. Fairchild’s real estate operations segment owns and operates a shopping center located in Farmingdale, New York. Additional information is available on The Fairchild Corporation web site (www.fairchild.com).

This news release may contain forward looking statements within the meaning of Section 27-A of the Securities Act of 1933, as amended, and Section 21-E of the Securities Exchange Act of 1934, as amended. The Company’s actual results could differ materially from those set forth in the forward-looking statements, as a result of the risks associated with the Company’s business, changes in general economic conditions, and changes in the assumptions used in making such forward-looking statements.

THE FAIRCHILD CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(In thousands, except per share data)

	Three Months Ended

REVENUE:	12/31/05	12/31/04

Net sales	$51,310	$64,352
Rental revenue	237	137

	51,547	64,489
COSTS AND EXPENSES:
Cost of goods sold	32,088	42,556
Cost of rental revenue	56	43
Selling, general & administrative	28,073	32,642
Pension & postretirement	928	1,260
Other income, net	(573)	(1,749)
Amortization of intangibles	128	143

	60,700	74,895

OPERATING LOSS	(9,153)	(10,406)

Net interest expense	(2,751)	(3,168)
Investment income	928	131
Increase in fair market value of interest rate contract	836	1,675

Loss from continuing operations before taxes	(10,140)	(11,768)
Income tax provision	(65)	(70)
Equity in loss of affiliates, net	(42)	(200)

Loss from continuing operations	(10,247)	(12,038)
Earnings (loss) from discontinued operations, net	(370)	440
Gain on disposal of discontinued operations, net	12,500	12,500

NET EARNINGS	$1,883	$902

BASIC AND DILUTED EARNINGS (LOSS) PER SHARE:
Loss from continuing operations	$(0.41)	$(0.48)
Earnings (loss) from discontinued operations, net	(0.02)	0.02
Gain on disposal of discontinued operations, net	0.50	0.50

NET EARNINGS	$0.07	$0.04

Basic and diluted weighted average shares outstanding:	25,226	25,195

REVENUES BY SEGMENT:
Sports & Leisure Segment	$34,430	$43,115
Aerospace Segment	16,880	21,237
Real Estate Operations Segment	258	258
Intercompany Eliminations	(21)	(121)

Total	$51,547	$64,489

OPERATING INCOME (LOSS) BY SEGMENT:
Sports & Leisure Segment	$(7,100)	$(5,518)
Aerospace Segment	567	1,417
Real Estate Operations Segment	140	139
Corporate and Other	(2,760)	(6,444)

Total	$(9,153)	$(10,406)